Exhibit 10.18

April 25, 2001

Warren Pratt

[address omitted]

SGI

1600 Amphitheatre Pkwy.

Mountain View,

CA 94043-1389

Tel 650.960.1980

Robert R. Bishop

Chairman and CEO

Dear Warren:

The purpose of this letter is to modify the supplemental payment arrangement entered into in May 2000.

You will be entitled to receive forgivable loans of up to an aggregate of $5 million from SGI in four annual advances according to the schedule and terms set forth below if you remain continuously employed by SGI through the applicable dates.  The loan advance schedule will be:

May 15, 2001         $2 million

May 15, 2002         $1 million

May 15, 2003         $1 million

May 15, 2004         $1 million

Interest will not accrue on the loans.  To the extent that in any year interest is imputed to you in respect of the loans under the Internal Revenue Code or other income tax laws, SGI will, as promptly as practicable after December 31 of such year, make an additional payment to you equal to [a] the interest imputed to you as a result of the loans for that year plus the tax payable on payments under this paragraph, minus [b] the net after-tax income you have received with respect to that year with respect to the principal amount of the loans; it being agreed that, while you shall invest the funds in bank or money market or similar conservative investments and shall provide SGI with sufficient information to make a reasonable accounting, you shall not be required to segregate these funds from other investments.

At the Measurement Date, the Adjustment Balance will be calculated.  If you are an active employee in good standing on May 15, 2005, the loan will be settled based on the Adjustment Balance.  If your employment with SGI is terminated at any time on or prior to May 15, 2005 [i] by SGI [or any designated responsible person or entity acting on behalf of SGI or its assets] other than for Cause, [ii] by you for Good Reason or [iii] as a result of death or Disability, the

April 25, 2001

loan will be settled based on the Adjustment Balance.  In the event of a Change in Control of SGI, the loan will be settled based on the Adjustment Balance.  Absent a Change in Control, you will not be entitled to any additional advances or any forgiveness of the outstanding loan amount if you terminate your employment with SGI prior to May 15, 2005 voluntarily other than for Good Reason or SGI terminates your employment on or prior to May 15, 2005 for Cause.

For the purpose of this agreement:

“Cause” means that you are terminated for one of the following reasons: [1] willfully refusing or failing to carry out specific directions of the Board of Directors or the Chief Executive Officer of the Company; [2] for acting fraudulently or with willful dishonesty in your relations with SGI; [3] for committing larceny, embezzlement, conversion or any act involving the misappropriation of funds from the Company in the course of your employment; [4] for having been convicted of a crime involving an act of moral turpitude, fraud or misrepresentation; or [5] for willfully engaging in misconduct which materially injured the reputation, business or business relationship of the Company.  No act, or failure to act, by you will be considered “willful” if done, or omitted to be done, by you in good faith and in your reasonable belief that your act or omission was in the best interests of SGI or required by applicable law.

“Change in Control” has the meaning set forth in the employment continuation agreement between you and SGI dated as of May 8, 2000.

“Disability” means a physical or mental illness or injury that, as determined by SGI in good faith, continuously prevents you from performing your duties with SGI for a period of six months prior to termination.

“Fair Market Value” will mean the closing price of SGI’s common stock on the relevant date [or if that day is not a trading day on the New York Stock Exchange, the immediately prior trading day].  In the event of a Change in Control, “Fair Market Value” will mean the consideration paid per share of SGI’s common stock in the Change in Control transaction.

“Good Reason” for your voluntary resignation from SGI means your resignation

[1]          as a result of the assignment to you of duties or responsibilities that are inconsistent with the role of a senior executive of SGI,

[2]          as a result of a fundamental disagreement with the Board of Directors, the Chief Executive Officer or the President regarding corporate strategy,

April 25, 2001

[3]          upon the occurrence of an Insolvency Event; provided that if the Insolvency Event is a Chapter 11 case, whether it is commenced voluntarily or involuntarily, your resignation occurs not less than 6 months following the commencement of such Chapter 11 Case and not more than 6 months after a plan of reorganization is confirmed by the Bankruptcy Court,

[4]          as a result of SGI’s failure to advance a loan installment or other payment to be made hereunder within 15 days following the scheduled date,  or

[5]          as a result of the occurrence of one or more of the following events, unless such event[s] apply generally to all senior officers of SGI:

[a]          without your express written consent, the substantial reduction, without good business reasons, of the facilities and perquisite [including office space and location] available to you,

[b]         a reduction by SGI of your salary or annual incentive bonus compensation formula as currently in effect,

[c]          a material reduction by SGI in the kind or level of employee benefits to which you are currently entitled with the result that your overall benefits package is significantly reduced, or the taking of any action by SGI which would materially and adversely affect your participation in any plan, program or policy generally applicable to executives or employees of SGI [including but not limited to paid vacation days], or

[d]         Without your consent, SGI’s requiring you to be based [i] anywhere other than your present location, except for required travel on SGI’s business to an extent substantially consistent with your present business travel obligations, or [ii] at a location more than 25 miles from your present location.

“Insolvency Event” means [i] a receiver, trustee, liquidator or custodian is appointed on behalf of SGI or a substantial part of its property, [ii] SGI makes a general assignment for the benefit of its creditors, [iii] SGI is dissolved or liquidated in full or in part, or [iv] a case or other proceeding seeking liquidation, reorganization or other relief with respect to SGI or its debts is commenced under any bankruptcy, insolvency or other similar law now or hereafter in effect.

“Measurement Period” means the period that begins May 15, 2000 and ends on the date [the “Measurement Date”] that is the first to occur of the termination date of your employment, a Change in Control, or May 15, 2005.

April 25, 2001

The loan will be forgiven and/or be repaid at the Measurement Date based on an Adjustment Balance determined as follows:

B = X–[Y + Z], where

B is the Adjustment Balance;

X is $1 million for the period from May 15, 2000 through May 14, 2001, then $2 million from May 15, 2001 through May 14, 2002, then $3 million from May 15, 2002 through May 14, 2003, then $4 million from May 15, 2003 through May 14, 2004, and $5 million from May 15, 2004 until May 15, 2005;

Y is the sum of all payments received or to be received by you in connection with a change in control of SGI as defined in the employment continuation agreement between you and SGI; and

Z is the total value of vested stock options and restricted stock held or sold during the Measurement Period, whether granted before or after the date of this agreement, and including the MIPS Technologies shares issued as a dividend on SGI restricted stock in June 2000.  In computing such total value, the value of any particular option or share of restricted stock [other than the MIPS shares] will be equal to the difference between the exercise price, if any, and the highest of the following:

[a]          the per share proceeds of sale of shares sold by you prior to the Measurement Date;

[b]         the Fair Market Value on the Measurement Date [or in the case of options that expire during the Measurement Period, the expiration date] of options or shares [whether or not exercised or sold] that were vested at any time during the Measurement Period.  If on the Measurement Date you are not able to exercise and sell your vested options or shares due to insider trading or other restrictions established by SGI, the Measurement Date will be extended to the nearest future date that you are able to exercise your options and sell your shares; and

[c]          $12.00, in the case of vested shares or options held during a period of ten consecutive trading days on which you were free to sell shares under SGI’s insider trading policy and the Fair Market Value was $12.00 or greater.

April 25, 2001

Upon vesting of restricted stock, you are authorized to have SGI cancel shares equal to the amount of taxes SGI is required to withhold and these shares will be valued at their Fair Market Value on the cancellation date for the calculation of “Z”.

The MIPS shares received as a dividend on SGI restricted stock will be valued at their actual gross sale price per share or, if not sold prior to the Measurement Date, at their Fair Market Value on the Measurement Date.

If during the Measurement Period, there occurs with respect to SGI’s Common Stock any forward or reverse stock split, or any dividend payable in Common Stock of SGI, or any distribution to SGI stockholders of cash or securities, then the calculation of the total value of restricted stock and stock options shall be adjusted in a manner determined by the Compensation Committee of the SGI Board of Directors in order to appropriately reflect the impact of such events.

If the Adjustment Balance is positive at the Measurement Date, you agree to repay the loan in an amount equal to [Y + Z].  The remaining balance of the loan will be deemed to be forgiven as of the repayment date upon your delivery to SGI of a release satisfactory in form to SGI releasing SGI and its officers, directors, and affiliates from all claims and liabilities that might otherwise arise from or be asserted with respect to your employment at SGI or the termination thereof.  The forgiveness of the loan will be reported as income to you for that tax year.  If the Adjustment Balance is negative at the Measurement Date, you will repay the loan in full.

Other than in the event of a Change in Control, SGI will give you a written calculation of the Adjustment Balance within 10 days after a Measurement Date and to the extent the Adjustment Balance indicates the loan is to be repaid, the repayment will be due within 30 days.  The repayment will be made in cash unless SGI, in its sole discretion, offers you the option of tendering shares or vested options in satisfaction of the obligation.  In the event of any dispute regarding the circumstances of your termination, the repayment date will be extended by the time periods set out in the next paragraph.  In the event of a Measurement Date resulting from a Change in Control, the written calculation of the Adjustment Balance will be delivered at the earlier of 10 days following the termination of your employment or within three months if you continue to be employed by SGI or its successor following the Change in Control.  If a Measurement Date occurs as a result of a Change in Control prior to May 15, 2004, and if you continue to be employed by SGI or its successor for more than three months following the Change in Control [or through the date of a scheduled loan advance, if earlier], then you and SGI or its successor will negotiate a successor agreement that will be intended to provide you with economic benefits no less favorable than what would have occurred under this agreement if such Change in Control had not occurred.  The successor agreement will, at a minimum, provide for the annual loan advances contemplated by this agreement and will guarantee that

April 25, 2001

you realize supplemental compensation [compensation in addition to your salary, bonus, benefits and perquisites] on an annual basis in the amount of the loan advances so long as you continue to be employed on the terms described in this agreement through May 15, 2005.  The guaranteed supplemental compensation can be realized in the form of a return on your equity position with the successor company, through loan forgiveness, or through other cash payments.  With regard to this supplemental compensation, you will have no obligation to the successor company beyond May 15, 2005.

Unless you provide written notification of your intention to resign for Good Reason within 30 days after you know or have reason to know of the occurrence of any such event, you will be deemed to have consented thereto and the event will no longer constitute Good Reason for purposes of this agreement.  If you provide such written notice, SGI will have 20 business days from the date of receipt of such notice to effect a cure of the event described therein [which cure will be retroactive with respect to any monetary matter] and, upon cure thereof by SGI to your reasonable satisfaction, such event will no longer constitute Good Reason for purposes of this agreement.  To dispute a termination by the Company or any failure to make payments claimed to be due hereunder you must give written notice of such dispute to the Company within 30 days after receiving a notice of termination, or within 30 days after the date on which a payment claimed by you to be due hereunder was due to be made, as the case may be.

In the event of any dispute, claim, question, or disagreement arising out of or relating to this agreement or the breach thereof, the parties hereto agree to first use their best efforts to settle such matters in an amicable manner.  Initially, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.  If they do not reach such resolution within a period of sixty [60] days, then upon written notice by either party to the other, any unresolved dispute, claim or differences shall be submitted to confidential mediation by a mutually agreed upon mediator.  Either party may, without inconsistency with this agreement, apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved.  The site of the mediation shall be in the County of Santa Clara, California.  Each party shall each bear its own costs and expenses and an equal share of the mediators’ and any similar administrative fees.

If any such dispute is finally determined in your favor through a judicial proceeding, the Company shall reimburse all reasonable fees and expenses, including attorneys’ and consultants’ fees, that you incur in good faith in connection therewith.  If the dispute involves an amount to be paid, the Company shall reimburse such fees to the extent you received half or more of the amount in dispute.

April 25, 2001

SGI will require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of SGI’s assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform SGI’s obligations under this agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state.

This Agreement and any written agreements or Company plans that are referenced herein represent the entire agreement and understanding between you and SGI as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral.  This Agreement restates our prior agreements to reflect amendments through October 5, 2001 and is made effective in its entirety as of April 25, 2001.  No waiver, alteration or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by you and a duly authorized representative of SGI.

Sincerely,

Robert R. Bishop

Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST SET FORTH ABOVE:

/s/ WARREN PRATT
Warren Pratt